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                                                                       EXHIBIT 2
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                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                             JACKSON FEDERAL BANK,


                             HIGHLAND BANCORP, INC.

                                      and

                             HIGHLAND FEDERAL BANK


                                   __________


                                 April 24, 2000


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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of April 24, 2000 (this "Agreement"), among HIGHLAND BANCORP, INC., a Delaware corporation ("Highland"), HIGHLAND FEDERAL BANK, a federally chartered savings bank ("Highland Federal") and JACKSON FEDERAL BANK, a federally chartered savings bank ("Jackson").

                                 RECITALS:

     A. Highland. Highland is a corporation duly organized, validly existing and in good standing, under the laws of the State of Delaware that owns all of the outstanding stock of Highland Federal, a federally chartered savings bank, and is duly registered as a unitary savings and loan holding company pursuant to
Section 10 of the Home Owner's Loan Act ("HOLA"). Unless the context otherwise requires all references to Highland in this Agreement include Highland and each of its direct and indirect subsidiaries.

     B. Highland Federal owns all of the outstanding stock of Highland Corporation, (hereinafter "HC"), a corporation duly organized, validly existing and in good standing under the laws of the State of California, and Highland Insurance Agency (hereinafter "HI"), an insurance agency duly organized, validly existing and in good standing under the laws of the State of California. (Highland Federal, HC and HI are collectively referred to herein as the "Subsidiaries.")

     C. Jackson. Jackson is a federally chartered savings bank, which is an indirect wholly-owned subsidiary of Jackson National Life Insurance Company, a unitary savings and loan holding company under HOLA.

     D. Board Approvals. The respective boards of directors of Highland and its Subsidiaries, including Highland Federal, and Jackson have approved, and deem it to be advisable and in the best interests of their respective stockholders to complete, the business combination provided for herein, in which a wholly-owned subsidiary of Jackson that is to be formed for the sole purpose of completing the business combination transaction provided for herein ("Merger Sub") is to be merged (the "Merger") with and into Highland and Highland is thereby to become a wholly-owned subsidiary of Jackson.

                                I.  THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions set forth herein, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into Highland in accordance with the General Corporation Law of the State of Delaware (the "Delaware Corporation Law"). The separate existence of Merger Sub shall thereupon cease and Highland shall be the surviving corporation in the Merger (the "Surviving Corporation"). The Merger shall have the effects set forth in the Delaware Corporation Law.

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     1.2  Effective Time of the Merger.  The Merger shall become effective when a properly executed certificate of merger (the "Certificate of Merger") is duly filed with the Secretary of State of Delaware in accordance with the Delaware Corporation Law, or at such later time as may be specified in the Certificate of Merger. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is so filed, or such later date and time of the effectiveness of the Merger as may be specified in the Certificate of Merger.

     1.3  Corporate Organization.

          (a) Certificate of Incorporation. The certificate of incorporation of Merger Sub as in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation after the Effective Time unless and until amended in accordance with its terms and applicable law.

          (b) By-Laws. The by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation unless and until amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and applicable law.

          (c) Board of Directors and Officers. The board of directors of the Surviving Corporation shall consist of the directors of Merger Sub immediately prior to the Effective Time and such individuals shall serve until their respective successors are duly elected and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected and/or appointed and qualified in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by applicable law.

     1.4  Conversion of Shares.

          (a) At the Effective Time, by virtue of the Merger and without necessity of any action on the part of Jackson, Highland or any holder of any of the following securities:

               (i) each share of common stock, par value $.01 per share, of Highland (the "Highland Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares of Highland Common Stock to be canceled pursuant to Section 1.4(a)(ii) and shares of Highland Common Stock held by any holder who shall have taken the necessary steps under the Delaware Corporation Law to seek appraisal of and demand payment for such shares of Highland Common Stock and who is otherwise entitled to such payment under the Delaware Corporation Law ("Dissenting Stock")), shall be canceled and extinguished and be converted into the right to receive $25.45 in cash (the "Merger Consideration"), subject to possible reduction pursuant to Section 8.9(e), without interest; provided, that in no event shall

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          the aggregate amount of Merger Consideration payable pursuant to this
          Agreement exceed an amount equal to the per share Merger Consideration stated herein multiplied by the sum of (A) 4,243,474 plus (B) such number of shares, not exceeding 475,730, as may be issued after the date hereof pursuant to stock options issued pursuant to the Stock Option Plan (as defined in Section 1.5) that are outstanding as of the date hereof;

               (ii) except as otherwise provided herein, each share of Highland Common Stock which is issued and outstanding immediately prior to the Effective Time and owned by Jackson or any direct or indirect subsidiary (as defined in Section 8.10) of Jackson (other than shares held by Jackson or any such subsidiary in a fiduciary or custodial capacity on behalf of persons other than Highland and its Subsidiaries), or which is held in the treasury of Highland or by any of its Subsidiaries, shall be canceled and retired and no payment shall be made with respect thereto; and

               (iii) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be altered or changed by the Merger.

          (b) Notwithstanding the foregoing provisions or any other provision of this Agreement to the contrary, Dissenting Stock shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such Dissenting Stock withdraws such holder's demand for appraisal, with the consent of Highland to the extent such consent may be required, or becomes ineligible for such appraisal. If a holder of Dissenting Stock shall withdraw in writing such holder's demand for appraisal, with the consent of Highland to the extent such consent may be required, or shall become ineligible for such appraisal, whether through failure to comply with the applicable provisions of the Delaware Corporation Law or otherwise, then, as of the later of the Effective Time or the occurrence of such event, such holder's Dissenting Stock shall be automatically converted into and represent solely the right to receive the Merger Consideration without interest thereon. Highland shall give Merger Sub and Jackson prompt written notice of any demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the Delaware Corporation Law received by Highland. Highland shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Merger Sub, settle or offer to settle any such demands. Each holder of Dissenting Stock shall have only such rights and remedies as are granted to such holder under
Section 262 of the Delaware Corporation Law. Dissenting Stock shall not, after the Effective Time, be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions, other than dividends or other distributions payable to stockholders of record prior to the Effective Time.

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     1.5  Stock Option Plan.

          (a) Promptly following the date of this Agreement but contingent upon the completion of the Merger, the Board of Directors of Highland (or, if appropriate, any committee administering the Stock Option Plan of Highland (as defined below)) shall adopt such resolutions or take such other actions with respect to all outstanding employee stock options to purchase Highland Common Stock, whether or not such options would otherwise be vested and exercisable at the Effective Time ("Options"), which heretofore have been granted under any stock option or other stock-related compensation plan, program or arrangement of Highland or any Subsidiary thereof, including, without limitation, the Highland Stock Option Plan ( the "Stock Option Plan"), as are necessary to provide that effective as of the Effective Time all Options outstanding immediately prior to the Effective Time shall be canceled in exchange for a payment by Highland of an amount equal to (A) the difference between (1) the per share exercise price of the Option and (2) the amount equal to the per share Merger Consideration, as the same may be reduced pursuant to Section 8.9(e), multiplied by (B) the number of shares of Highland Common Stock covered by the Option. Any rights granted in connection with an Option shall be canceled upon such Option's cancellation as provided in this Section 1.5(a).

          (b) Except as provided herein, the Stock Option Plan and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of Highland or any Subsidiary (other than the Highland Profit Sharing Plan (the "Profit Sharing Plan"), shall terminate as of the Effective Time, and prior to the Effective Time, Highland shall take or cause to be taken all necessary actions to ensure that following the Effective Time no participant in any such plan, program or arrangement shall have any right thereunder to acquire any equity securities of Highland or the Surviving Corporation or any subsidiary thereof.

          (c) Highland and Jackson shall take all such steps as may be required or reasonably requested to cause the payments in respect of the Options provided for in this Section 1.5 with respect to each individual who is a director or officer of Highland required to file reports with the Securities and Exchange Commission (the "SEC") pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the SEC thereunder to be exempt under SEC Rule 16b-3, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the staff of the SEC to Skadden, Arps, Slate, Meagher and Flom LLP.

     1.6  Exchange of Certificates.

          (a) From and after the Effective Time, a bank, trust company or company regularly engaged in the business of acting as securities transfer agent to be designated by Jackson and reasonably acceptable to Highland, (the "Exchange Agent") shall act as exchange agent in effecting the exchange for the Merger Consideration of certificates that, prior to the Effective Time,

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represented shares of Highland Common Stock entitled to payment pursuant to
Section 1.4 or 1.5. Upon the surrender of each such certificate, the Exchange Agent shall pay the holder of such certificate the aggregate Merger Consideration to which such holder is entitled hereunder, and such certificate shall forthwith be canceled. Until so surrendered and exchanged, each such certificate (other than certificates representing Dissenting Stock or shares of Highland Common Stock which are to be canceled pursuant to Section 1.4(a)(ii)), shall represent solely the right to receive the Merger Consideration and the holder thereof shall not be entitled to be paid the consideration to which such holder would otherwise be entitled. No interest shall be paid or shall accrue on the consideration to which a certificate holder shall be entitled pursuant to
Section 1.4. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate representing shares of Highland Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Highland Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

          (b) At or prior to the Effective Time, Jackson shall deposit, or cause to be deposited, in trust with the Exchange Agent cash in an aggregate amount equal to the product of (i) the number of shares of Highland Common Stock outstanding immediately prior to the Effective Time (other than those shares of Highland Common Stock to be canceled pursuant to Section 1.4(a)(ii) and shares known at the Effective Time to be Dissenting Stock) multiplied by (ii) the Merger Consideration (such amount being hereinafter referred to as the "Exchange Fund"). The Exchange Fund shall be invested by the Exchange Agent as directed by Jackson in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. ("Moody's") or Standard and Poor's Corporation ("S&P") or certificates of deposit issued by a commercial bank having at least $500,000,000 in assets and a long-term debt rating from Moody's of P-1 or from S&P of Al, and any net earnings with respect thereto shall be paid to Jackson as and when requested by Jackson. The Exchange Fund may be invested in obligations of such maturities as Jackson may direct, as long as such investments do not impair the ability of the Exchange Agent to make the payments required by this Section 1.6 on a timely basis to holders of certificates that prior to the Effective Time evidenced shares of Highland Common Stock. The Exchange Fund shall not be used for any other purpose except as provided herein.

          (c) Promptly following the date which is six months after the Effective Time, the Exchange Agent shall deliver to Jackson any cash and all certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall thereupon terminate. Thereafter, each holder of a certificate formerly representing a share of

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Highland Common Stock may surrender such certificate to Jackson and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration without interest thereon. Such holders shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable law.

          (d) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of certificates that immediately prior to the Effective Time represented shares of Highland Common Stock a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the Merger Consideration.

          (e) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Highland Common Stock. If, after the Effective Time, certificates formerly representing shares of Highland Common Stock are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration, subject to applicable law in the case of Dissenting Stock and to applicable abandoned property, escheat and similar laws.

     1.7  Additional Rights; Taking of Necessary Action; Further Action.

          (a) Jackson reserves the right prior to the Effective Time from time to time to make, or to cause any of its subsidiaries or affiliates to make, open market or privately negotiated purchases of shares of Highland Common Stock in accordance with applicable law and the certificate of incorporation of Highland, at such price or prices as they may determine in their sole discretion.

          (b) Jackson and Highland, respectively, shall each use its best efforts to take or cause to be taken all such action as may be necessary or appropriate in order to effectuate the Merger under the Delaware Corporation Law as promptly as possible. Highland and its Subsidiaries, including Highland Federal, shall, prior to the Closing, take all such action as may reasonably be requested by Jackson to facilitate changes in the corporate structure of the Surviving Corporation and Highland Federal, promptly after the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either Jackson or Highland or their respective subsidiaries, the officers of the Surviving Corporation are fully authorized in the name of Highland or the Surviving Corporation or otherwise to take all such lawful and necessary action.

     1.8  Alternative Structure.    Notwithstanding any other provision of this
Agreement, Jackson may at any time change the method of effecting the acquisition of Highland, and its Subsidiaries by Jackson, including by providing for a merger of Highland with and into an affiliate of Jackson other than Merger Sub or for mergers among certain of the subsidiaries or other affiliates of Jackson and Highland to occur substantially simultaneously with, or promptly following, the Effective Time. Highland and its Subsidiaries shall comply with any such alternative structure

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presented by Jackson and shall cooperate fully with Jackson to achieve such alternative structure as promptly as practicable; provided, however, that Highland shall not be obligated to comply with any such alternative structure that would (a) change the amount or kind of consideration to be issued to holders of the Highland Common Stock or the Options, (b) in the reasonable judgment of Highland (i) materially increase the possibility that the amount of time required to complete the acquisition of Highland and its Subsidiaries pursuant to this Agreement will extend beyond the Termination Date (as defined in Section 7.1), or (ii) affect the likelihood of any Regulatory Approval (as such term is defined in Section 5.1(a)) being obtained or any other condition to Closing set forth in Article VI being satisfied, or (c) eliminate or materially reduce the obligations of Jackson or the rights of Highland under this Agreement.

                               II.  THE CLOSING

     2.1 Closing Date. Subject to Article VII, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place on such date as Highland and Jackson agree (the "Closing Date"); provided, that in the absence of an agreement by the parties to the contrary such Closing Date shall be the first Friday which follows the last of satisfaction or waiver of each of the conditions to Closing set forth in Article VI occurs.

     2.2  Procedure.   The Closing shall be held at the offices of Mayer, Brown
& Platt, 350 South Grand Avenue, 25th Floor, Los Angeles, California 90071-1503, or at such other place as to which the parties hereto shall agree. On the Closing Date and subject to the terms and conditions provided herein, the Certificate of Merger with respect to the Merger shall be filed with the Secretary of State of Delaware.

               III.  REPRESENTATIONS AND WARRANTIES OF HIGHLAND

     Except as otherwise disclosed to Jackson in a schedule dated as of the date hereof and delivered concurrently with the execution of this Agreement, and made a part of this Agreement (the "Highland Schedule"), Highland and Highland Federal each represent and warrant to Jackson as follows:

     3.1  Organization.

          (a) Each of Highland and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of Highland and its Subsidiaries has all requisite power and authority to carry on its businesses as now conducted and is qualified to do business as a foreign corporation and in good standing in each jurisdiction in which such qualification is necessary under applicable law.

          (b) Highland is a Delaware corporation and is duly registered as a savings and loan holding company under Section 10 of the HOLA and the rules and regulations of the Office of Thrift Supervision ("OTS") thereunder. Highland is not a "diversified" or "multiple" savings and

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loan holding company under Section 10 of the HOLA and the rules and regulations of the OTS thereunder. Highland Federal is a federally chartered stock savings bank and is a direct wholly-owned subsidiary of Highland. HC is a California corporation, acts as the trustee for deeds of trust on behalf of Highland Federal, and is a direct wholly-owned subsidiary of Highland Federal. HI is a California corporation, engages in insurance agency activities, including the sale of fixed and variable insurance products and mutual funds, and is a direct wholly-owned subsidiary of Highland Federal.

     3.2 Non-Contravention; Binding Effect. Each of Highland and its Subsidiaries has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement by the stockholders of Highland, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by Highland and its Subsidiaries, as applicable, and constitute the valid and legally binding obligations of Highland and its Subsidiaries, as applicable, enforceable against Highland and its Subsidiaries, as applicable, in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally. Neither the execution and delivery of this Agreement nor the consummation of it or the transactions contemplated hereby and thereby, nor compliance with any of the provisions hereof and thereof will (i) conflict with or result in a breach of any provision of Highland's certificate of incorporation or by-laws or the charter or other organizational documents or of those of any of its Subsidiaries; or (ii) except as set forth in
Section 3.2 of the Highland Schedule, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of Highland or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, license, agreement, lease or other instrument, contract or obligation to which Highland or any of its Subsidiaries is a party or by which any of their properties or assets may be bound; or (iii) subject to obtaining the requisite Regulatory Approvals violate any order, writ, injunction, decree, statute, rule or regulation applicable to Highland or any of its Subsidiaries or any of their respective properties or assets.

     3.3 No Consent. Except as set forth in Section 3.3 of the Highland Schedule, no consents, approvals, orders, resolutions or forebearances, by or from any state or federal governmental agency or self-regulatory organization, authority, corporation, board, commission, department or other state or federal governmental, instrumentality (each a "Governmental Authority") or any other third party, are required for Highland or its Subsidiaries to enter into this Agreement and to consummate the transactions contemplated hereby or to perform their obligations hereunder or thereunder.

     3.4  Compliance with Laws.

          (a) Each of Highland and its Subsidiaries has conducted its business in compliance with all laws, regulations, ordinances, permits, reporting and licensing requirements and orders applicable to its business or properties or any of its employees, including the Equal Credit

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Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home
Mortgage Disclosure Act, all other fair lending laws and laws relating to discriminatory business practices or for the protection of consumers. Each of Highland and its Subsidiaries hold all required permits, licenses, certificates of authority, variances, exemptions, orders and approvals of all Governmental Authorities.

          (b) Neither Highland nor any Subsidiary thereof has received any notification from any Governmental Authority asserting that Highland or such Subsidiary is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces. Neither Highland nor any Subsidiary thereof is party to or the subject of any supervisory agreement, memorandum of understanding, cease-and-desist order, consent decree, assistance agreement or any similar agreement or arrangement with any Governmental Authority with respect to its assets, capital, operations or business (nor has Highland or any of its Subsidiaries adopted any board resolutions or made any written commitments with respect to any of the foregoing at the request of any Governmental Authority), and neither Highland nor any of its Subsidiaries has been advised by any Governmental Authority that it contemplates issuing or requesting (or is considering the appropriateness of issuing or requesting) any such supervisory agreement, memorandum of understanding, cease-and-desist order, consent decree, assistance agreement or similar agreement or arrangement or any such board resolutions or written commitments. Except for routine examinations by federal Governmental Authorities charged with the supervision or regulation of savings and loan holding companies and savings associations, or insurance agencies, to the best knowledge of Highland, and, except as set forth in Section 3.4(b) of the Highland Schedule, no investigation by any Governmental Authority is pending or threatened against Highland or any Subsidiary or, in the reasonable judgment of Highland, probable of assertion after the date hereof.

     3.5  Capitalization.

          (a) As of the date hereof, Highland is authorized to issue 1,000,000 shares of serial preferred stock, $.01 par value, and 8,000,000 shares of Highland Common Stock, $.01 par value. As of the date hereof, no shares of preferred stock of Highland are issued and outstanding, and 4,243,474 shares of Highland Common Stock are issued and outstanding, 496,730 shares of Highland Common Stock are reserved for issuance pursuant to currently outstanding Options issued under the Stock Option Plan (of which 21,000 shares relate to Options that will expire without having vested upon completion of the Merger), no "performance shares" are outstanding as such pursuant to the Stock Option Plan or any other plan of Highland. As of the date hereof, 419,513 shares of Highland Common Stock are owned beneficially or of record by Highland or by its Subsidiaries as treasury stock.

          (b) As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Highland may vote ("Voting Debt") are issued or outstanding.

          (c) All of the issued and outstanding shares of Highland Common Stock have been validly authorized and issued, are fully paid and nonassessable and were not issued in violation

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of any preemptive rights of stockholders of Highland. The Highland Common Stock has been duly and validly registered pursuant to Section 12(g) of the Exchange Act and such registration is in full force and effect. Except as set forth in
Section 3.5(a) hereof or in the Highland Schedule, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Highland to issue, transfer from the treasury, deliver or sell any additional shares of Highland's capital stock or Voting Debt and no unissued shares of the Highland Common Stock are subject to any preemptive rights of stockholders of Highland. There are no outstanding contractual obligations of Highland to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of or other ownership interest in Highland. Except as set forth in Section 3.5(c) of the Highland Schedule, which shall incorporate and reflect the information contained in Schedule 13D and
Schedule 13G filings made with the SEC prior to the date hereof, as of the date of this Agreement, no person to the best knowledge of Highland, beneficially owns, 5% or more of the outstanding shares of Highland Common Stock.

     3.6 Subsidiaries. Section 3.6 of the Highland Schedule lists each Subsidiary, direct or indirect, of Highland. Section 3.6 of the Highland Schedule shows as to each such Subsidiary the correct name thereof, the jurisdiction of its incorporation or organization, licenses, (including all states in which each entity is licensed in, type of license, date of last renewal, or status of license), appointments and authorizations held by such entity, the number of shares of each class of its stock or other equity interests and any Voting Debt outstanding, the number or percent of the shares of stock or other equity interests or Voting Debt held by Highland or any of its Subsidiaries, and the number or percent of the shares of stock or other equity interests or Voting Debt held by third parties. Except as shown in
Section 3.6 of the Highland Schedule, Highland owns directly or indirectly all of the outstanding capital stock of, and all other ownership interests in, each of its direct and indirect Subsidiaries, free and clear of all liens, claims, charges and encumbrances. There are no outstanding options, warrants or other rights to subscribe for or purchase from Highland or any of its Subsidiaries, or any plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, (i) any capital stock of or other ownership interest in or Voting Debt of any Subsidiary of Highland, or (ii) any securities convertible into or exchangeable for any capital stock of or other ownership interest in or Voting Debt of any Subsidiary of Highland. There are no outstanding contractual obligations of Highland or any Subsidiary of Highland to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of or other ownership interest in any Subsidiary of Highland. All of the outstanding shares of the capital stock of each Subsidiary of Highland have been validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights. Highland has no direct or indirect equity interest in any other firm, corporation, savings association, partnership, joint venture or business enterprise other than as listed in Section 3.6 of the Highland Schedule

     3.7  Charter Documents; Management.

          (a) The copies of the certificate of incorporation and by-laws of Highland, and the charter and by-laws or other organizational documents of all Subsidiaries of Highland (and any

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amendments thereto), delivered to Jackson prior to the date of this Agreement, complete copies of each of which are attached as Exhibit 3.7(a) of the Highland Schedule, are true and complete copies thereof, and such certificate of incorporation, by-laws, charter and other organizational documents are in full force and effect.

          (b) The name and title or position of each executive officer or director as of the date hereof of Highland and its Subsidiaries are set forth in
Section 3.7(b) of the Highland Schedule.

     3.8  Financial Statements and Reports; Books and Records.

          (a) Highland has furnished to Jackson or will furnish promptly upon filing thereof, true and complete copies of each of the following with respect to each of Highland and Highland Federal (i) annual reports on Form 10-K in respect of the fiscal years ended December 31, 1997, 1998, and 1999, each as filed with the SEC or the OTS; (ii) quarterly reports on Form 10-Q for each of the first three calendar quarters of 1999, as filed with the SEC; (iii) proxy statements relating to all meetings of its stockholders (whether annual or special) after December 31, 1996; and (iv) all other reports and registration statements filed by Highland or any Subsidiary with the SEC or the OTS after December 31, 1996, and prior to the Effective Time pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be (such reports and registration statements, together with any amendments or supplements thereto, collectively, the "SEC/OTS Filings").

          (b) As of their respective dates, the Filings complied and, in the case of SEC/OTS Filings made after the date hereof, will comply, as to form and substance in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be. The audited consolidated financial statements and any unaudited interim consolidated financial statements of Highland included in the SEC/OTS Filings complied and, in the case of SEC/OTS Filings made after the date hereof, will comply, as to form and substance in all material respects with the applicable rules and regulations of the SEC and the OTS, were or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto or, with respect to interim financial statements, as permitted by Form 10-Q) and fairly present or will fairly present, as the case may be, the financial condition of Highland and its Subsidiaries or of Highland Federal and its Subsidiaries, as applicable, as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. All agreements, contracts and other documents required to be filed as exhibits to any of the SEC/OTS Filings have been or will be, as the case may be, so filed as required.

          (c) No registration statement, offering circular, proxy statement, schedule or report (including, without limitation, the SEC/OTS Filings) filed by Highland or any Subsidiary with the SEC, the OTS, the Federal Deposit Insurance Corporation (the "FDIC") or any other Governmental Authority under the Securities Act, the Exchange Act, or any other applicable federal or state laws or regulations, as of the date thereof, contained or, in the case of filings made after the date hereof, will contain any untrue statement of a material fact or omitted, or in the case of filings made after the date hereof will omit, to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Highland and its Subsidiaries has filed and will file in a timely manner all required filings with the SEC, the OTS, the FDIC and all other appropriate Governmental Authorities, and all such filings complied and will comply as to required form and substance in all material aspects with the regulatory requirements applicable thereto.

          (d) The books and records of Highland and its Subsidiaries, including Highland Federal, have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Such books and records fairly present the financial position, assets, liabilities and transactions of Highland and each of such Subsidiaries in accordance with generally accepted accounting principles.

     3.9  Properties.

          (a) Highland or a Subsidiary thereof has good and marketable title to all properties and assets owned and used in the business of Highland and its Subsidiaries, including the real properties reflected in the financial statements as of December 31, 1999 and for the year then ended included in Highland's annual report on Form 10-K for the year ended December 31, 1999 (the "Form 10-K")(the "1999 Financial Statements") (except to the extent that any such owned properties or assets have been disposed of since such date in the ordinary course of business), free and clear of all liens, claims, charges, security interests or other encumbrances, other than liens, claims, charges, security interests and encumbrances disclosed in the notes to the 1999 Financial Statements, or which do not, individually or in the aggregate, adversely affect the use and enjoyment of the properties or assets subject thereto or Highland's business and liens for taxes not yet due and payable.

          (b) Section 3.9 (b) of the Highland Schedule lists all of the offices and branches maintained and operated by Highland and its Subsidiaries, including the address or description thereof and whether it is held in fee or leasehold. Except as shown on the Highland Schedule Section 3.9(b), neither Highland nor any of its Subsidiaries maintains any office or conducts business at any other location.

          (c) Section 3.9(c) of the Highland Schedule lists all properties and assets held by Highland or its Subsidiaries under lease. All such properties are held under valid lease instruments, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally. To the knowledge of Highland, as of the date hereof, there is no default or basis for termination (or event or circumstance which, with the giving of notice or lapse of time, would constitute such a default or basis for termination) by the lessee or the lessor under any such lease.

          (d) Highland and its Subsidiaries are insured with reputable insurers, in such amounts as have been disclosed to Jackson and against all risks normally insured against by corporations in similar lines of business, and all insurance policies and bonds maintained by Highland and each of its Subsidiaries as of the date hereof are listed in Section 3.9(d) of the Highland Schedule and are in full force and effect. As of the date hereof, neither Highland nor any of its Subsidiaries has received any notice of cancellation or material amendment of any insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed, and all claims thereunder have been filed in timely fashion.

          (e) Except as disclosed in Section 3.9(e) of the Highland Schedule, neither Highland nor any Subsidiary has outstanding, as of the date hereof, any commitment for capital expenditures.

     3.10  Absence of Certain Changes.    Except as set forth in Section 3.10 of
the Highland Schedule and as expressly required or permitted under this Agreement, since December 31, 1999, Highland and its Subsidiaries have conducted their businesses in the ordinary course, consistent with past practice (except as expressly required to perform their obligations under this Agreement), and from December 31, 1999 until the date hereof, there has not been:

          (a) Any change in the business, assets, financial condition, results of operations or properties of Highland or any Subsidiary thereof; or

          (b) Any amendment to the certificate of incorporation or by-laws of Highland or the charter, by-laws or other organizational documents of any of its Subsidiaries; or

          (c) Except for the $0.075 per share dividend paid in February, 2000, and the $0.075 per share dividend declared on April 17, 2000, any declaration, setting aside or payment of any dividend (whether in cash, stock or other property) or any other distribution in respect of the capital stock of Highland or its Subsidiaries (other than dividends paid on the capital stock of wholly-owned Subsidiaries of Highland); or

          (d) Except for capital stock issued or to be issued upon the exercise of options under the Stock Option Plan, any issuance, reissuance, sale or acquisition of (or agreement to issue, reissue, sell or acquire) shares of capital stock, other equity securities or rights, options or warrants to acquire any such shares of stock or other equity securities of Highland or any of its Subsidiaries; or

          (e) Any subdivision, combination, aggregation or reclassification of any shares of capital stock or redemption or repurchase of any shares of such capital stock of Highland or any of its Subsidiaries; or

          (f) Any merger or consolidation (or agreement to merge or consolidate) with any other corporation, or conveyance to any other person, firm or corporation, or encumbrance of (or agreement to convey or encumber) a material part of Highland's assets or the assets of any of its

Subsidiaries, or the acquisition (or agreement to acquire) of all or substantially all of the assets of another person, firm or corporation; or

          (g) Entry into any material contract, arrangement or commitment except in the ordinary course of the respective businesses of Highland and its Subsidiaries consistent with their past practices; or

          (h) Implementation of any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement or the material amendment of any existing plan or arrangement, other than as required by law, or

          (i) Incurrence of any indebtedness for borrowed money other than as permitted by Section 5.3 of this Agreement ; or

          (j) Any change by Highland or its Subsidiaries in accounting principles or methods, except as required by the Financial Accounting Standards Board ("FASB"), SEC regulations or regulations promulgated by the OTS with respect to financial statements required to be filed with it; or

          (k) Any increase in compensation payable by Highland or any of its Subsidiaries to any of their respective directors, officers, employees or agents, other than pursuant to the terms of the employment agreements delivered to Jackson prior to the date hereof and listed in Section 3.10(k) of the Highland Schedule, and normal cost-of-living and regularly scheduled increases to non-executive employees of Highland and its Subsidiaries; or

          (l) Entry into any agreement to (i) do any of the foregoing other than as expressly provided herein or (ii) take or omit to take any action which, if taken or omitted to be taken prior to the date hereof would have made any representation or warranty contained in this Article III untrue or incorrect.

     3.11  Material Contracts.

          (a) Except as disclosed in Section 3.11(a) of the Highland Schedule (including any disclosure made therein in respect of Sections 3.15 and 3.17), neither Highland nor any of its Subsidiaries is a party to any oral or written
(i) agreement not terminable on 30 days or less notice or involving the payment of more than $100,000 per annum, (ii) joint venture agreement, or (iii) noncompetition or other agreement that restricts Highland or its Subsidiaries from engaging in a line of business.

          (b) Neither Highland nor any Subsidiary of Highland is in default under any contract, agreement, indenture, mortgage, deed of trust, loan instrument, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective properties or assets may be bound or subject or under which it or its respective business, properties or assets receive benefits, and, to the best knowledge of Highland, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

     3.12  Litigation.

          (a) Except as disclosed in Section 3.12(a) of the Highland Schedule, there are no suits, claims, actions or proceedings against or affecting Highland or any of its Subsidiaries pending or, to the best of knowledge of Highland, threatened, or that could reasonably be asserted, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against Highland or any Subsidiary.

          (b) Section 3.12(b) of the Highland Schedule sets forth all closed litigation matters in which Highland or any of its Subsidiaries was a party and was required to make a payment in settlement or judgment in excess of $10,000 during the two years preceding the date hereof, the date such litigation was commenced and concluded, and the nature of the resolution thereof (including amounts paid in settlement or judgment).

     3.13 Contingent Liabilities. Highland and its Subsidiaries have no contingent liabilities or obligations that are material to Highland and its Subsidiaries on a consolidated basis and that have not been (i) reflected in the 1999 Financial Statements, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) disclosed to Jackson in Section 3.13 of the Highland Schedule. Highland and its Subsidiaries have no knowledge of any reasonable basis for the assertion against any of them of any liability, obligation or claim that is not reflected in the 1999 Financial Statements or otherwise disclosed in this Agreement or in the Highland Schedule.

     3.14  Taxes.

          (a) Definitions. For purposes of this Section 3.14, and Section 5.8 the following definitions shall apply:

               (i) The term "Group" shall encompass, collectively, Highland and each other corporation that is a member of the affiliated group of corporations (each such corporation, including Highland, a "Member") within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), of which Highland is the common parent.

               (ii) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state franchise and income taxes), payroll and employee withholding taxes, unemployment insurance taxes and social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, backup withholding taxes, and other obligations of the same or of a similar nature to any of the foregoing, which the Group, Highland or any Member is required to pay, withhold or collect.

               (iii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes.

          (b) Highland and each of its Subsidiaries is, has been and will be a Member of the Group for all taxable periods ending on or before the Closing Date. The Group and each Member have timely filed all Returns required to be filed, and the information contained in each such Return is complete and accurate. No Member is subject to any state or local taxes in any jurisdiction other than California.

          (c) Each Member has paid all Taxes required to be paid in respect of the periods covered by such Returns, and no Member has liability for such Taxes (and, to the best knowledge of Highland, there is no potential liability in respect of deductions, costs or other allowances taken for federal income tax purposes likely to be disallowed in any audit by the Internal Revenue Service) in excess of the amounts so paid or reserves (excluding deferred taxes) so established.

          (d) No Member is delinquent in the payment of any Taxes, and no Member has requested any extension of time within which to file any Returns that have not since been filed, and no deficiencies for any Taxes have been claimed, proposed or assessed. There are no liens for Taxes upon the assets of any Member, except for statutory liens for current Taxes not yet due. There are no outstanding extensions of time for the assessment or collection of any Taxes payable by any Member nor has any such extension been requested.

          (e) Except as disclosed in Section 3.14(e) of the Highland Schedule, there are no pending or, to the best of Highland's knowledge, threatened, tax audits, investigations, proposed deficiencies, or claims for or relating to any liability of the Group or any Member in respect of Taxes, and neither the Group nor any Member has any matters under discussion with any taxing authorities with respect to Taxes that are likely to result in a tax liability. No power of attorney which is currently in force has been granted by or with respect to the Group or any Member with respect to any matter relating to Taxes. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Group or any Member.

          (f) As of the date hereof, the federal income tax Returns of the Group and each Member have been audited and closed by the Internal Revenue Service, or the applicable statute of limitations has expired, for all taxable periods through the year ended December 31, 1990, and the State of California franchise and income tax Returns have been audited and closed by the California Franchise Tax Board, or the applicable statute of limitations has expired, for all taxable periods through the period ended December 31, 1994.

          (g) No Member is a "consenting corporation" under Section 341(f) of the Code. No Member has ever been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code) other than the Group.

          (h) No Member maintains any compensation plans, programs or arrangements, payments under which would not be deductible as a result of the limitations under Section 162(m) of the Code.

          (i) Neither the Group nor any Member will be obligated, as a result, directly or indirectly, of the transactions contemplated by this Agreement, to make a payment that could be characterized as an "excess parachute payment" (within the meaning of Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (j) Neither the Group nor any Member has received any memorandum or opinion from legal counsel for any other tax advisor that was sought in order to satisfy the "reasonable cause" exception (set forth in Section 6664(c) of the Code) applicable to penalties for certain underpayments of Taxes under Sections 6662 through 6664 of the Code.

          (k) Neither the Group nor any Member has made any material elections as to Taxes during the period from January 1, 1999 through the Effective Time, other than elections made on tax returns filed for the year ended on December 31, 1998. Neither the Group nor any Member has any outstanding rulings or requests for rulings with any Tax authority.

          (l) Each Member has timely withheld and paid over to the relevant Governmental Authority or other appropriate payee, all Taxes required to have been withheld and paid in connection with amounts paid or owing to all persons.

          (m) No Member is or has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) (ii) of the Code.

          (n) Highland has made available to Jackson true and correct copies of the United States Federal income tax Returns and California corporate franchise and income tax Returns for each of the Group's three most recent fiscal years ended on or before December 31, 1998.

          (o) There are no deferred gains or losses arising from deferred intercompany transactions within the Group (within the meaning of Section 1.1502-13 of the Regulations), the Group has no deferred gain or loss with respect to stock or obligations (within the meaning of Section 1.5502-14 of the Regulations), and the Group has no excess loss accounts (within the meaning of
Section 1.1502-19 of the Regulations).

          (p) Highland Federal is, and for all taxable years prior to the date hereof has been, a "domestic building and loan association" as defined in
Section 7701(a)(19) of the Code. No event has occurred that has required or will require any Member to recapture any portion of its pre-1988 reserves pursuant to Section 593(g)(3) of the Code.

          (q) No event has occurred that will require the Group or any Member to make any adjustments under Code Section 481 for any period extending beyond the Effective Time.

          (r) Except as set forth in Section 3.14(r) of the Highland Schedule, neither the Group nor any Member is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement or arrangement. No Member is a party to any joint venture, partnership, or other arrangement which could be treated as a partnership for Federal income tax purposes.

     3.15  Employee Benefit Plans; ERISA.

          (a) Except as set forth in Section 3.15(a) of the Highland Schedule and as of the date hereof, neither Highland nor any Subsidiary is a party to or has or could have any liability, contingent liability or obligation with respect to (i) any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) any profit sharing, pension, deferred compensation, bonus, stock option, stock purchase, severance, retainer, consulting, health, welfare or incentive plan or agreement, including any post-employment benefits, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan, (iii) any material plan or policy providing for "fringe benefits" to its employees, including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs, or (iv) any employment agreement (individually a"Benefit Plan", and collectively the "Benefit Plans").

          (b) Highland has included correct and complete copies of (A) the Benefit Plans and all contracts relating thereto or to the funding thereof, (B) any employment, consulting or termination agreements with respect to current, or former employees or directors of Highland or any Subsidiary to the extent any liability or obligation remains thereunder, (C) the most recent Internal Revenue Service determination letter relating to each Benefit Plan that is an employee pension benefit plan, as defined in Section 3(2) of ERISA (the "Employee Pension Benefit Plans") and that is intended to be qualified under Section 401(a) of the Code, (D) to the extent required to be filed, the two most recent Annual Reports (Form 5500 Series) and accompanying schedules of each Benefit Plan, as filed with the Internal Revenue Service, (E) any summary plan descriptions relating to any Benefit Plan, (F) if applicable, the most recent audited financial statements of each Employee Pension Benefit Plan and (G) the two most recent actuarial valuation reports for each Employee Pension Benefit Plan for which such reports were prepared in Section 3.15 (b) of the Highland Schedule. Highland has also included an accurate description of any Benefit Plan that is not in written form in Section 3.15(b) of the Highland Schedule.

          (c) Highland and each Subsidiary has received, with respect to each of the Employee Pension Benefit Plans which is intended to qualify under Section 401(a) of the Code, a favorable determination letter issued by the Internal Revenue Service that covers all amendments to the plan for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired, and no events, actions or failures to act, have occurred which would adversely affect the qualification of any such Employee Pension Benefit Plan or result in a tax under Section 511 of the Code. Neither Highland, any Subsidiary nor any entity which is part of a group which includes Highland or any Subsidiary and which is treated as a single employer under Section 414 of the Code (a "Controlled Group Member") contributes to a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA, or has had a complete or partial withdrawal from any such multiemployer plan, the liability for which remains unsatisfied. Each of the Benefit Plans has been administered in all material respects in accordance with its terms, the requirements of ERISA and any other applicable law.

          (d) All reports and information required to be filed with the United States Department of Labor, Internal Revenue Service or Pension Benefit Guaranty Corporation ("PBGC"), or distributed to plan participants and their beneficiaries, which if not timely filed or distributed would result in any liability to Highland or any Subsidiary with respect to any Benefit Plan, have been timely filed or distributed. With respect to each Benefit Plan for which an Annual Report had been filed, no change has occurred with respect to the matters covered by the most recent Annual Report since the date thereof which would result in any liability to Highland or any Subsidiary.

          (e) None of the Employee Pension Benefit Plans (or any pension plan maintained by a Controlled Group Member) which is subject to Title IV of ERISA have (A) completely or partially terminated or (B) been the subject of a "reportable event" as defined in Section 4043 of ERISA, if any such event would result in any liability to Highland or any Subsidiary.

          (f) No proceedings by the PBGC to terminate pursuant to Subtitle C of Title IV of ERISA any Employee Pension Benefit Plan of Highland (or any pension plan maintained by a Controlled Group Member) have been instituted or threatened and no event has occurred or condition exists which might constitute grounds under Section 4042 of ERISA for the termination of or the appointment of a trustee to administer any such plan. No material liability under Title IV of ERISA has been incurred by Highland or any Subsidiary with respect to an Employee Pension Benefit Plan (or any pension plan maintained by a Controlled Group Member) and none of Highland, any Subsidiary or any Controlled Group Member has engaged in (or is a successor to an entity that has engaged in) a transaction for which Highland or any Subsidiary would have liability under
Section 4069 or 4212(c) of ERISA. Except as set forth in Section 3.15(f) of the Highland Schedule, none of the Employee Pension Benefit Plans (or any pension plan of a Controlled Group Member) which is a defined benefit pension plan has incurred any "accumulated funding deficiency" (whether or not waived), as that term is defined in Section 412 of the Code, and the fair market value of the assets held to fund each such plan equals or exceeds the actuarial present value (based on the actuarial assumptions used by the actuary of the plan for purposes of determining the contributions for such plan) of all accrued benefits, both vested and nonvested, under such plan.

          (g) Except as set forth in Section 3.15(g) of the Highland Schedule, all contributions for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) will be made prior to the Closing Date by Highland or its Subsidiary, as applicable, in accordance with past practice.

          (h) There have been no "prohibited transactions" (as such term is defined in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Benefit Plan as to which Highland or any Subsidiary may have any liability. No penalty or tax for which Highland or any of its Subsidiaries may be liable has been imposed under Section 502(i) of ERISA or
Section 4975 of the Code.

          (i) There are no pending, or to the best knowledge of Highland threatened, claims by or on behalf of any Benefit Plan, or by any employee or beneficiary covered under any such Benefit Plan, which allege a breach of fiduciary duties or violations of other applicable state or federal law which may result in liability on the part of Highland or any Subsidiary or result in any decrease in the assets of any Benefit Plan under ERISA or any other law, nor, to Highland's best knowledge, is there any basis for any such claim. Highland will notify Jackson in writing of any such threatened or pending claims arising after the date hereof but before the Effective Time.

          (j) Except as set forth in Section 3.15(j) of the Highland Schedule, neither Highland nor any Subsidiary has any obligation to provide, or liability or contingent liability with respect to, any post- employment benefits for any current or former employee under any "welfare benefit plan" as defined in
Section 3(l) of ERISA, other than for group health plan continuation coverage required under Part 6 of Title I of ERISA

          (k) All expenses and liabilities relating to all of the Benefit Plans described in Section 3.15(k) of the Highland Schedule have been, and will on the Closing Date, be fully and properly accrued on Highland's books and records, to the extent required by generally accepted accounting principles.

          (l) Except as set forth in Section 3.15(l) of the Highland Schedule, none of the assets of any Benefit Plan are invested in employer securities or employer real property.

          (m) There has been no act or omission that would impair the ability of Highland or any Subsidiary (or any successor thereto) to amend or terminate unilaterally any Benefit Plan.

          (n) There have been no acts or omissions by Highland or any Subsidiary which have given rise to or may give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 and 100 of the Code for which Highland or any Subsidiary may be liable.

     3.16 Labor Relations. Neither Highland nor any of its Subsidiaries is a party to any collective bargaining agreement. No material labor dispute, strike or other work stoppage has ever occurred, is continuing or, to the knowledge of Highland, has ever been threatened with respect to Highland or any of its Subsidiaries, and, to the knowledge of Highland, no union organizing, certification or election activities have taken place with respect to Highland or any of its Subsidiaries. Highland and its Subsidiaries are in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours relating to their business, and is not engaged in any unfair labor practice. There is no unfair labor practice complaint pending or, to the knowledge of Highland, or its Subsidiaries, threatened against Highland or its Subsidiaries before the National Labor Relations Board or any similar national, state or local governmental agency.

     3.17 Employment and Similar Agreements; Obligations Upon Change in Control. Except as disclosed in Section 3.17 of the Highland Schedule, there are no employment, consulting, severance or indemnification agreements or understandings of legal effect ("Employee Agreements") between Highland or any of its Subsidiaries, on the one hand, and any director, officer (including "executive officers" as defined under the Exchange Act) or employee of Highland or of any of its Subsidiaries or any other party, on the other hand. Except as set forth in Section 3.17 of the Highland Schedule, there are no such Employee Agreements (i) under which any of the transactions contemplated by this Agreement will require any payment by Highland or any of its Subsidiaries, or Jackson, to any director, officer (including executive officers) or employee of Highland or of any of its Subsidiaries, or any other party, or (ii) under which there will occur any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments, or other contingent obligations of any nature whatsoever of Highland or any of its Subsidiaries in favor of any such parties, or under which the value of any benefits will be calculated on the basis of any of the transactions contemplated by this Agreement.

     3.18 Broker's and Finder's Fees. Except for payments to Sandler O'Neill & Partners, LP, which has been engaged by Highland as its financial advisor and investment banker (pursuant to an agreement, a copy of which has been delivered to Jackson), neither Highland nor any of its Subsidiaries has any liability to any broker, finder, or similar agent, nor have any of them agreed to pay any brokerage fee, finder's fee or commission, with respect hereto or to the transactions contemplated hereby.

     3.19  Regulatory Applications.    None of the information provided or to be
provided by Highland for inclusion in any applications for Regulatory Approvals or in the proxy statement to be distributed by Highland to its stockholders in connection with obtaining stockholder approval of the Merger (the "Proxy Statement") will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     3.20  Hazardous Materials.

          (a) Except as shown in Section 3.20 of the Highland Schedule, to the best of Highland's knowledge, Hazardous Materials have not been deposited or disposed of in, on or under, or handled or processed on, or released, emitted or discharged from, any of Highland's or any of its Subsidiary's properties during the time when Highland or such Subsidiary owned the property. Except as shown on the Highland Schedule, neither Highland nor any of its Subsidiaries has any knowledge or information that any prior owners, occupants or operators of any such properties ever deposited, disposed of, or allowed to be deposited or disposed of in, on, or under, or handled or processed on, or released, emitted or discharged from, such properties, any Hazardous Material, or that any prior or present owners, occupants or operators of any properties in which any of Highland or Highland's Subsidiaries hold a security interest, mortgage or other lien or interest, deposited or disposed of in, on or under, or handled or processed on, or released, emitted or discharged from, such properties, any Hazardous Material. "Hazardous Material" shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law, regulation or order of any Governmental Authority, as well as any petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and "source," "special nuclear," and "by-product" material as defined in the Atomic Energy Act of 1985, 42 U.S.C. 3011 et seq.

          (b) Except as set forth on Section 3.20(b) of the Highland Schedule, neither Highland nor any of its Subsidiaries nor, to the best knowledge of Highland, any of its or their borrowers is in violation (either directly, including as a successor-in-interest in connection with the realization upon properties serving as collateral, or indirectly, as a collateral interest holder) of any judgment, decree, order, law, license, rule or regulation pertaining to environmental laws, nor has Highland or any of its Subsidiaries or, to the best knowledge of Highland , any of its or their borrowers, received notice from any Governmental Authority of any such violation or of any remedial investigation or action.

     3.21  Damage to Mortgaged Properties.    The Highland Federal mortgage loan
files accurately reflect the Highland Federal loans made and the underlying collateral in all material respects. Except as set forth in Section 3.21 of the Highland Schedule, none of the properties securing outstanding loans held or serviced by Highland or any of its Subsidiaries has suffered material damage or casualty loss not covered in full by an insurance policy written by a reputable insurer whose claims paying capacity has not been impaired, nor has Highland or any of its Subsidiaries funded any loan commitments or granted any forebearances with respect to loans secured by properties that are not fully insured against casualty losses on customary terms by reputable insurers whose claims paying capacity has not been impaired. Except as set forth in Section 3.21 of the Highland Schedule, none of the mortgagors for Highland's loans has advised

Highland Federal in writing that the hazard or casualty insurance policy on such mortgaged property has not been or will not be renewed and that such mortgagor is unable to obtain a substitute or replacement policy in accordance with the terms of such mortgage. Except as set forth in Section 3.21 of the Highland Schedule, all outstanding single family residential mortgage loans originated or serviced by Highland are insured in amounts and by insurers that meet the requirements of the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association for resale in secondary market transactions.

     3.22  Corporate Approval.

          (a) The affirmative vote of the holders of a majority of the outstanding shares of Highland Common Stock is required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. No other vote of the stockholders of Highland is required by law, the certificate of incorporation or by-laws of Highland or otherwise to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

          (b) Highland has taken all action required in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any and all "moratorium," "control share," "fair price," "affiliate transaction," "business combination" and other anti-takeover laws and regulations of any state (collectively, "Takeover Laws") that might otherwise be applicable thereto, including, without limitation, Section 203 of the Delaware Corporation Law.

     3.23  Deposit Accounts.    The deposits of Highland Federal are insured by
the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation in accordance with the provisions of the Federal Deposit Insurance Act, as amended (the "FDI Act"). Highland Federal has paid all regular premiums, special assessments and other amounts, and has filed all reports, required to be filed by it pursuant to the FDI Act and its predecessor statutes.

     3.24  Intellectual Property.    Each of Highland and its Subsidiaries owns
or possesses the right, free of the claims of any third party, to use all trademarks, service marks, trade names, copyrights, patents, licenses and other intellectual property currently used by it in the conduct of its business. To the knowledge of Highland, no product or service offered by Highland or its Subsidiaries infringes any rights of any other person, and neither Highland nor any Subsidiary has received written or oral notice of any claim of such infringement.

     3.25  Certain Legal and Regulatory Matters.

          (a) Highland Federal is a "qualified thrift lender" under Section 10(m) of HOLA and is a member in good standing of the Federal Home Loan Bank System and the FHLB.

          (b) The liquidation account of Highland Federal, as of December 31, 1999, was not greater than $123,476.00 Highland Federal has maintained its liquidation account, since the inception thereof, in accordance with practices prescribed by the OTS.

          (c) Highland Federal has not paid any dividends to Highland or any affiliate thereof that (i) caused the regulatory net worth of Highland Federal to be less than the amount then required by applicable law or (ii) exceeded any other limitation on the payment of dividends imposed by law, agreement or regulatory policy. Other than as reflected in Section 3.25 of the Highland Schedule and as required by applicable law, there are no restrictions on the payment of dividends by Highland or Highland Federal.

     3.26  Material Interests of Certain Persons.    No officer or director of
Highland or its Subsidiaries or any "associate" (as such term is defined in SEC Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal, tangible or intangible) used in or pertaining to the business of Highland and its Subsidiaries, including Highland Federal.

     3.27  Derivative Contracts; Structured Notes; etc.    Neither Highland nor
any of its Subsidiaries, including Highland Federal, is a party to or has agreed to enter into after the date hereof, any exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor, collar or other contract of the types commonly referred to as "derivative contracts" including any combinations thereof (each a "Derivatives Contract") and neither Highland nor any of its Subsidiaries owns securities that are referred to generically as "structured notes," "high risk mortgage derivatives" (as defined for federal banking regulatory purposes), "capped floating rate notes" or "capped floating rate mortgage derivatives", except for those Derivative Contracts and such other instruments listed in Section 3.27 of the Highland Schedule. All Derivative Contracts, whether entered into for Highland's own account, or for the account of one or more of its Subsidiaries or their customers, were entered into (i) in accordance with applicable laws, rules and regulations and (ii) with counterparties believed at the time to be financially responsible. Neither Highland nor any of its Subsidiaries, including Highland Federal, nor to its knowledge any other party thereto, is in breach of any of its obligations under any Derivatives Contract.

     3.28  Disclosure.    No written statement, certificate, schedule, list or
other written information furnished by or on behalf of Highland or any Subsidiary to Jackson prior to the date hereof contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.29 Insurance Agency Activity. A complete list of all HI commission payout schedules and exceptions thereto, and a complete list of HI's employees or agents engaged in activities related to the insurance, annuity or securities business and the licenses, designations, and company/firm appointments held by each individual as of the date hereof is included in Schedule 3.29 of the Highland Schedule.

          3.30 Standard. No representation or warranty of Highland and Highland Federal contained in this Article III shall be deemed untrue and neither Highland nor Highland Federal shall be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article III has had or is reasonably likely to have a Material Adverse Effect.


                IV.  REPRESENTATIONS AND WARRANTIES OF JACKSON

     Except as otherwise disclosed to Highland in a schedule dated as of the date hereof and delivered concurrently with the execution of this Agreement (the "Jackson Schedule"), Jackson represents and warrants to Highland as follows:

     4.1 Organization. Jackson is duly organized, validly existing and in good standing under the jurisdiction of its incorporation or organization. Jackson has all requisite power and authority to carry on its businesses as now conducted and is qualified to do business as a foreign corporation and in good standing in each jurisdiction in which such qualification is necessary under applicable law.

     4.2 Non-Contravention; Binding Effect. Jackson has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly and validly authorized, executed and delivered by Jackson and constitute the valid and legally binding obligations of Jackson, enforceable against Jackson in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally, or general equitable principles. Neither the execution and delivery of this Agreement by Jackson, nor the consummation by Jackson of the transactions contemplated hereby, nor the compliance by Jackson with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Jackson's certificate of incorporation, by-laws, charter or organizational documents, or (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or assets of Jackson pursuant to, any note, bond, mortgage or indenture, or license, agreement, lease or other instrument or obligation to which Jackson is a party or by which any of its properties or assets may be bound, except for such breaches, defaults, rights of termination, cancellation or acceleration and such liens, charges and encumbrances, or (iii) subject to obtaining the Regulatory Approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Jackson or any of its respective properties or assets.

     4.3 No Consent. Except as set forth in Section 4.3 of the Jackson Schedule, no consents, approvals, orders, resolutions or forebearances by or from any Governmental Authority or any other third party are required in order for Jackson to enter into this Agreement to consummate the transactions contemplated hereby and to perform its obligations hereunder and thereunder.

     4.4 Regulatory Applications. The information relating to Jackson and its affiliates provided by Jackson for inclusion in any applications filed for Regulatory Approvals and in the Proxy Statement will comply in all material respects with relevant laws and regulations and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     4.5 Regulatory Approvals. Jackson knows of no reason why (a) the transactions contemplated by this Agreement should not receive all Regulatory Approvals required by Jackson and its affiliates to consummate the transactions contemplated hereby or (b) there should be delay in receipt by Jackson and its affiliates of such Regulatory Approvals. Listed on Section 4.5 of the Jackson Schedule are all Regulatory Approvals required by Jackson or any of its Affiliates to consummate the transactions contemplated hereby.

     4.6 Access to Funds. As of the date hereof, Jackson has available from its affiliates, and as of the Closing Date, Jackson will have available all funds necessary to consummate the Merger.

     4.7 Standard. No representation nor warranty of Jackson contained in this Article IV shall be deemed untrue and Jackson shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article IV, has had or is reasonably likely to have, a Material Adverse Effect.


                     V.  COVENANTS OF HIGHLAND AND JACKSON

     5.1 Covenants of Jackson and Highland. Jackson, Highland and Highland Federal shall each, and shall cause each of its affiliates to:

          (a) Filings and Approvals. Cooperate with the other in promptly preparing and filing (i) all applications necessary to obtain all consents, approvals, orders, resolutions or forebearances by or from any Governmental Authorities necessary for the consummation of the Merger and the other transactions contemplated by this Agreement (collectively, the "Regulatory Approvals"), and (ii) all other documents necessary to obtain any other approvals and consents required to consummate the Merger. Without limiting the generality of the foregoing, (i) Highland shall provide draft copies of the Proxy Statement, and any amendments or supplements thereto, to Jackson for its review and approval within a reasonable time prior to the filing thereof, (ii) Jackson shall provide to Highland drafts of applications, and any supplements and amendments thereto, to be submitted by Jackson and its affiliates for any regulatory approvals for Highland's review and approval within a reasonable time prior to the filing thereof, and (iii) Jackson and Highland shall promptly inform each other of all communications with Governmental Authorities regarding the transactions provided for herein and related applications and proceedings.

          (b) Reasonable Best Efforts. Subject to the terms and conditions hereof, use its reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Such reasonable best efforts shall include, without limitation, (i) each of Jackson and Highland, and their respective affiliates, using reasonable best efforts to obtain all necessary consents, approvals or waivers from third parties and Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement and (ii) Jackson causing the organization of Merger Sub and taking and causing Merger Sub to take all reasonable actions necessary to consummate the transactions contemplated by this Agreement.

          (c) Confidentiality and Non-Disclosure Agreement. Continue to abide by the terms of that certain Confidentiality and Non-Disclosure Agreement executed by Jackson (on December 1, 1999) and Highland (on November 24, 1999) attached hereto as Exhibit ___ (the "Confidentiality Agreement").

     5.2  Affirmative Covenants of Highland.    Highland shall and shall cause
each of its Subsidiaries to:

          (a) Access. Afford to Jackson and its counsel, accountants or any other persons selected by Jackson reasonable access during normal business hours and upon reasonable prior notice to all its properties, permit Jackson and such other persons to inspect and make copies of all stock records, minute books, books of account, contracts, commitments and other records, and furnish to Jackson such counterpart originals or certified or other copies of such documents or such information with respect to its businesses and affairs as Jackson may from time to time reasonably request.

          (b) Conduct of Business. From and after the date of this Agreement and subject to the express terms and conditions hereof, (i) conduct its affairs only in the ordinary course of business consistent with past practice, and use all reasonable efforts to preserve intact its business organization, keep available the services of its present officers and employees and preserve its relationships and goodwill with all persons having business dealings with it, and (ii) maintain its and its Subsidiaries' books of account and records in accordance with generally accepted accounting principles applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered to Jackson, except to the extent any such change is required by changes in applicable accounting rules and is agreed to by Highland's independent public accountants.

          (c) Delivery of Financial Statements. Deliver to Jackson as soon as they become available true and complete copies of any report or statement mailed by it to stockholders or filed by it with the SEC or, to the extent permitted by law, any other Governmental Authorities subsequent to the date hereof and prior to the Effective Time. In addition, Highland shall furnish to Jackson the regularly prepared monthly financial statements of Highland and its Subsidiaries, including any quarterly thrift financial reports, and, to the extent permitted by law, any and all material presented to the Highland Board of Directors.

          (d) Meeting of Stockholders. Duly call a meeting of its stockholders for the purpose of obtaining the approval of the stockholders to the Merger, this Agreement, and all other matters necessary to consummate the transactions contemplated by this Agreement, which meeting shall be held as soon as practicable after the date hereof. In connection with such meeting, the Board of Directors of Highland, subject to the requirements of the fiduciary duties of the directors (determined after consultation with outside counsel to Highland),
(i) shall recommend approval of the transactions contemplated by this Agreement and indicate the determination by the Board of Directors that the Merger is in the best interests of the stockholders, (ii) shall not withdraw such recommendation and, (iii) shall not recommend approval of any tender offer, exchange offer, merger, consolidation, purchase of substantial assets, recapitalization or similar transaction proposed by any other party. Regardless of whether the Board of Directors of Highland has withdrawn, modified or changed in any manner its recommendation to the stockholders of Highland regarding the adoption of this Agreement and the approval of the Merger, and subject to the provisions of 7.1(h), Highland shall remain obligated under this Agreement, as promptly as practicable, to call and duly convene a meeting of its stockholders to vote upon this Agreement and Merger and cause a vote of the stockholders to be taken at such meeting to determine whether the stockholders of Highland do adopt this Agreement and approve the Merger.

          (e) Proxy Statement. Promptly file with the SEC the Proxy Statement on the form prescribed by the SEC and, after consultation with Jackson, use its best efforts to respond promptly to any comments made by the SEC or any other governmental official with respect to the Proxy Statement and any preliminary version thereof. Highland shall furnish Jackson with copies of any correspondence received by Highland from the SEC in connection with the Proxy Statement promptly after the receipt thereof, and shall furnish Jackson with copies of any proposed responses that Highland intends to submit to the SEC within a reasonable time prior to the submission thereof to the SEC. The Proxy Statement shall not (i) on the date it is first mailed to Highland's stockholders, (ii) on the date it is filed with the SEC and (iii) on the date of the meeting of stockholders referred to above, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication which has become false or misleading. Highland agrees that the Proxy Statement shall comply as to form and substance in all material respects with all applicable requirements of federal and state securities laws.

     5.3  Negative Covenants of Highland.    From the date hereof until the
Effective Time, except with the prior written consent of Jackson or as otherwise expressly permitted by this Agreement, neither Highland nor any of its Subsidiaries shall:

          (a) Organizational Documents. Amend or propose to amend its certificate of incorporation, charter, by-laws or other organizational documents.

          (b) Dividends. Except for the payment of cash dividends consistent with past practice and not to exceed $0.075 per share, provided the earnings of Highland in the quarters in respect of which such dividends are paid are in excess of $0.075 per share (excluding any costs or expenses incurred in conjunction with the transactions contemplated by this Agreement), declare or pay any dividend (whether in cash, stock or other property) or make any other distribution in respect of its capital stock, except that any wholly-owned Subsidiary of Highland may declare and pay cash dividends, without restriction, to Highland or any of its wholly-owned Subsidiaries.

          (c) Issuance of Securities. Issue, reissue, sell or acquire (or agree to issue, reissue, sell or acquire) shares of its capital stock, other equity securities or Voting Debt or rights, options, performance shares or warrants to acquire any such shares of stock or other equity securities or Voting Debt, except that (i) Highland and its Subsidiaries may issue shares pursuant to the terms of any Options that were issued and outstanding on the date of this Agreement and may, as and to the extent required by Section 1.5 hereof or the terms of the Stock Option Plan or any agreement entered into pursuant to the Stock Option Plan, repurchase or otherwise reacquire any such Options, or (ii) wholly-owned Subsidiaries of Highland may issue shares of capital stock to Highland or any of its wholly-owned Subsidiaries.

          (d) Reclassifications or Repurchases. Subdivide, combine, aggregate in any way or reclassify any shares of its capital stock or redeem or repurchase any shares of such capital stock, except pursuant to the terms of any option agreement entered into pursuant to the Stock Option Plan prior to the date hereof and included in the options disclosed herein.

          (e) Business Combinations. Merge or consolidate (or agree to merge or consolidate) with any other corporation, or convey to another person, firm or corporation or encumber (or agree to convey or encumber), in one transaction or a series of transactions, a material part of its assets or capital stock of its Subsidiaries, or acquire (or agree to acquire) all or substantially all the assets of another person, firm or corporation, except pursuant to the Merger.

          (f) Contracts, Employee Matters. (i) Enter into, amend or terminate any material contract, arrangement, or commitment, except in the ordinary course of business or as expressly permitted by the terms of this Agreement; enter into, adopt, amend (except as required by law or expressly permitted by this Agreement) or terminate any pension, retirement, profit sharing, bonus, welfare benefit or any other employee Benefit Plan or any agreement, arrangement, plan or policy between Highland or any of its Subsidiaries and one or more of their respective directors, officers or employees; (ii) except as set forth in Section 5.3(f)(ii) of the Highland Schedule, or as may be agreed upon by the parties to this Agreement, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect on the date of this Agreement, or enter into any contract, commitment, retention bonus, severance or separation arrangement to do any of the foregoing, provided that compensation increases and bonuses may be paid in the ordinary course of business and consistent with past practices to employees who do not have a title of Vice President or above; or (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of Highland or any of its Subsidiaries of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.

          (g) Indebtedness. (i) Incur any indebtedness for borrowed money other than indebtedness incurred in respect of loans or advances from the FHLB having maturities not greater than 12 months, which indebtedness shall be limited to
(A) amounts necessary to replace existing borrowings that mature after the date hereof and prior to the Closing Date, plus (B) amounts necessary to fund additional loan production or used in the normal course of Highland Federal's business and consistent with past practices, not to exceed $20,000,000 from the date hereof through and including the Closing Date, or (ii) assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual or entity, other than deposit liabilities, repurchase agreements and assumptions, endorsements and guarantees incurred or assumed in the ordinary course of Highland Federal's banking business consistent with past practice.

          (h) Investments. Make any investment in the capital stock or securities (excluding notes issued by borrowers in respect of loans made by Highland and its Subsidiaries in the ordinary course of business) of any other person; except for (i) capital stock of the FHLB; (ii) interest-bearing accounts or certificates of deposits in the FHLB with maturities of six months or less;
(iii) direct obligations of the United States of America with maturities of one year or less; (iv) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest with maturities of one year or less; (v) pass-through mortgage backed securities issued by GNMA, FNMA or FHLMC with final maturities not to exceed seven years; and (vi) the Monarch Government Cash Fund.

          (i) Business Practices. (i) Enter into any new line of business; (ii) change in any material respect its lending, investment, liability management and other material management policies; or (iii) incur or commit to incur any capital expenditures in excess of $100,000 in the aggregate for all such expenditures from the date hereof through and including the Closing Date, or any obligations or liabilities in connection therewith, other than capital expenditures disclosed in Section 5.3(i) of the Highland Schedule.

     5.4  Notification.    Each party to this Agreement shall notify the other
party promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, (i) any event that would constitute a breach on its part of any obligation under this Agreement, or (ii) any event that would cause any representation or warranty made by it herein to be false or misleading, or if it becomes a party or is threatened with becoming a party to any legal or equitable proceeding or governmental investigation or upon the occurrence of any event that would result in a change in the circumstances of either party described in the representations and warranties contained herein.

     5.5 No Shopping. Neither Highland nor any Subsidiary thereof shall, directly or indirectly, through any officer, director, employee or agent or otherwise, solicit, initiate, endorse, encourage, facilitate or participate in any negotiation in respect of or cooperate with (including by way of furnishing any non-public information concerning the business, properties or assets of Highland, or any Subsidiary thereof) any Acquisition Proposal (as hereinafter defined). Highland shall immediately cease and cause to be terminated any activities, negotiations or discussions begun or conducted prior to the date hereof, and shall enforce any confidentiality agreement or similar agreement, relating to any actual or possible Acquisition Proposal. Highland shall notify Jackson promptly, and in any event within 24 hours, by telephone, and thereafter promptly confirm such notification in writing, if any such information is requested from, or any Acquisition Proposal or inquiry with respect to any Acquisition Proposal is received by, Highland, any Subsidiary or any of their respective officers, directors, employees, advisors or representatives, and shall furnish Jackson with a copy of any written Acquisition Proposal received by Highland and a summary of the material terms of any oral Acquisition Proposal so received, including any subsequent changes thereto. Notwithstanding any other provision in this Section 5.5 or elsewhere in this Agreement, nothing in this Agreement (a) shall prevent the Board of Directors of Highland from disclosing to the stockholders of Highland a position with respect to a tender offer pursuant to Rule 14d-9 and 14e-2 promulgated under the Exchange Act or (b) shall prevent or restrict Highland from taking any action with respect to an Acquisition Proposal if the Board of Directors of Highland concludes in good faith after consultation with its outside legal counsel that such action is necessary for it to act in a manner consistent with its fiduciary duties under applicable law. The term "Acquisition Proposal" means any proposal for, or any communication which may reasonably be expected to lead to a proposal for, a merger or other business combination involving Highland or for the acquisition of a substantial equity interest in Highland or Highland Federal, or a substantial portion of the assets of, Highland and its Subsidiaries on a consolidated basis.

     5.6  Indemnification.

          (a) Jackson shall indemnify and hold harmless each present and former director, officer, or employee of Highland or any of its Subsidiaries (each, an "Indemnified Party" and, collectively, the "Indemnified Parties"), to the extent that Highland would have been permitted under its certificate of incorporation or charter and by-laws as in effect on the date hereof, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, and liabilities and amounts paid in settlement (to the extent Jackson consents to such settlement) not covered by insurance other than that referred to herein in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether formal or informal, arising out of or pertaining to any action or omission occurring prior to or as of the Effective Time, including, without limitation, any which arise out of or relate to the transactions contemplated by this Agreement and shall pay the expenses, including reasonable attorneys' fees, of such individuals in advance of the final resolution of any such claim, action, suit, proceeding or investigation, provided the Indemnified Parties shall first execute an undertaking acceptable to Jackson to return such advances in the event it is finally concluded such indemnification is not allowed under applicable law. In the event of any such claim, action, suit, proceeding or investigation, the Indemnified Party or Indemnified Parties, as applicable, shall provide prompt written notice thereof to Jackson. Jackson shall have the right to assume or participate in the defense of any such claim, action, suit, proceeding or investigation at its own expense; provided, that Jackson shall not be liable for any settlement effected without its written consent. In the event that Jackson fails to timely assume the defense of such claim, action, suit, proceeding or investigation, the Indemnified Parties or an Indemnified Party, as applicable, shall have the right to appoint counsel of their own choosing; provided, that Jackson shall not be obligated pursuant to this Section 5.6 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action, except to the extent that, in the reasonable opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the defense of such action which would make joint representation of such Indemnified Parties inappropriate under applicable rules of professional responsibility. Any failure by an Indemnified Party to notify Jackson shall not relieve Jackson of its obligations under any other section of this Agreement.

          (b) This Section shall survive the consummation of the Merger and is intended to benefit each of the Indemnified Parties and shall be binding upon all successors and assigns of Jackson. Anything in this Section to the contrary notwithstanding, Jackson shall not have any obligation under this Section to indemnify any Indemnified Party against any losses, claims, damages or liabilities that are finally judicially determined to have resulted from such Indemnified Party's own willful misconduct or gross negligence.

          (c) Jackson shall use all reasonable efforts to provide directors' and officers liability insurance covering each person who was an officer or director of Highland or any Subsidiary prior to the Effective Time for a period of three years after the Effective Time, providing coverage not materially less favorable to such persons than that provided to such persons under Highland's existing liability insurance policies as in effect on the date of this Agreement; provided that Jackson shall not be obligated to make annual premium payments for such insurance in excess of 125% of the annual amount of premiums paid as of the date hereof by Highland for such insurance and, if the premiums for such insurance would exceed such 125% annual amount Jackson shall use its reasonable best efforts to obtain as much insurance coverage as is available for such 125% annual amount.

          (d) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 5.6 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     5.7  Employment and Severance Agreements.

          (a) Jackson agrees that the employees of Highland and its Subsidiaries who are retained by Jackson after the consummation of the Merger ("Employees") will, on and as of the Closing Date, be immediately eligible to participate in employee benefit plans and other fringe benefits and rights, including health plans, severance plans and vacation pay, enjoyed by employees of Jackson in comparable positions, including any pension plans. For all employee benefit plans, except any pension plans, the Employees will be given immediate credit for their length of service with Highland and its Subsidiaries for all purposes.

          (b) Each of the individuals listed in Section 5.7(b) of the Highland Schedule and Jackson has concurrently with the execution of this Agreement entered into employment agreements substantially similar to those attached as Exhibit A or such other agreements relating to compensation in such form and substance as shall be reasonably satisfactory to Jackson and such persons


     5.8  Tax Matters.

          (a) Preparation and Filing of Tax Returns. Between the date hereof and the Effective Time, the Group and each Member shall prepare and file, on or before the due date (including extensions) therefor, all Returns required to be filed by the Group or such Member on or before the Effective Time, and shall pay all Taxes (including estimated Taxes) due on such Returns (or due with respect to Returns for which an extension has been granted) or which are otherwise required to be paid at any time prior to or during such period. Highland shall provide Jackson with drafts for any such Returns no later than 60 days before its due date (including extensions). Except with the consent of Jackson, such Returns shall be prepared in accordance with the most recent Tax practices as to elections and accounting methods. Highland shall keep Jackson apprised of its progress in the preparation of its Returns, and shall provide to Jackson copies of draft returns prior to filing. Highland shall consult with Jackson prior to making any significant decisions with respect to Tax reporting or other Tax matters, in order to assure to the extent possible that such decisions are consistent with the consummation of the transactions contemplated hereby.

          (b) Notification of Tax Proceedings. Between the date hereof and the Effective Time, in the event of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax due, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of the Group or any Member, Highland shall provide prompt notice to Jackson of such matter, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

          (c) Tax Elections, Waivers and Settlements. Between the date hereof and the Effective Time, neither the Group nor any Member shall, except with the prior consent or Jackson,

(i) make, revoke or amend any Tax election; (ii) execute any waiver of restrictions on assessment or collection of any Tax; or (iii) enter into or amend any agreement or settlement with any Tax authority.

          (d) Correspondence and Documents. Highland shall make available to Jackson true and complete copies of all material correspondence and documents in its possession relating directly or indirectly to Taxes of the Group or any Member in respect of the five most recently completed Tax years. For this purpose "correspondence and documents" include but are not limited to Returns, amended Returns, claims for Tax refunds, notification from taxing authorities of proposed changes to Taxes or Returns, acceptances of proposed Tax deficiencies, closing agreements entered into with taxing authorities, waivers of the statute of limitations for Tax purposes and all other written communications to or from taxing authorities relating to the material Tax liabilities of the Group or any Member.

                           VI. CONDITIONS TO CLOSING

     6.1 Conditions to Highland's Obligation to Close. The obligation of Highland to complete the transactions contemplated by this Agreement and to effect the Merger is subject to the satisfaction or waiver on or before the Closing Date of all of the following conditions:

          (a) Continued Accuracy of Warranties and Representations.   All
representations and warranties of Jackson contained in this Agreement shall be true and correct within the standard set forth in Section 4.7 on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except as to those given as of a specified date, which shall be true and correct within the standard set forth in
Section 4.7 as of such date ); Jackson shall have performed all covenants required by this Agreement to be performed by it at or prior to the Closing Date except to the extent as would not reasonably be expected to have a Material Adverse Effect; and there shall have been delivered to Highland on the Closing Date a certificate executed by a duly authorized officer of Jackson certifying compliance with the provisions of this Section 6.1(a).

          (b) Regulatory Approvals. Other than the filing of the Certificate of Merger with the Secretary of State of Delaware, all Regulatory Approvals necessary for consummation of the transactions contemplated by this Agreement shall have been obtained; such approvals shall be in effect and no proceedings shall have been initiated or threatened challenging or questioning such approvals by any governmental agency with jurisdiction therein; all applicable waiting periods with respect to such approvals shall have expired, and all conditions and requirements prescribed by law or otherwise imposed in connection with such Regulatory Approvals shall have been satisfied.

          (c) Stockholder Approval. The holders of a majority of the outstanding shares of Highland Common Stock shall have approved this Agreement, the Merger, and the transactions contemplated hereby.

          (d) No Injunction. There shall not be pending any temporary restraining order or preliminary or permanent injunction, or other order or decree of a court or other Governmental Authority of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated hereby, nor shall any Governmental Authority have commenced or threatened any proceedings to issue or obtain any such temporary restraining order or preliminary or permanent injunction, other order or decree.

          (e) Funds with Exchange Agent. Highland shall have received written confirmation from the Exchange Agent that funds sufficient to pay the Merger Consideration have been deposited by Jackson with the Exchange Agent.


     6.2 Conditions to Jackson's Obligation to Close. The obligation of Jackson to consummate the transactions contemplated by this Agreement and the Merger is subject to the satisfaction or waiver on or before the Closing Date of all of the following conditions:

          (a) Continued Accuracy of Warranties and Representations. All warranties and representations of Highland and its Subsidiaries contained in this Agreement and any schedule or exhibit hereto, shall be true and correct within the standard set forth in Section 3.30 on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except as to those given as of a specified date, which shall be true and correct within the standard set forth in Section 3.30 as of such date); Highland shall have performed in all material respects all covenants required by this Agreement to be performed by it at or prior to the Closing Date except to the extent as would not reasonably be expected to have a Material Adverse Effect; and there shall have been delivered to Jackson on the Closing Date a certificate executed by the Chief Executive Officer of Highland certifying compliance with all the provisions of this Section 6.2(a).

          (b) Regulatory Approvals. Except for the filing of the Certificate of Merger with the Secretary of State of Delaware, all Regulatory Approvals for the transactions contemplated by this Agreement shall have been obtained without the imposition of any conditions which Jackson determines in its good faith judgment to be materially burdensome upon the conduct of the business of Jackson or which would adversely impact the economic and business benefits of the Merger to Jackson so as to render it inadvisable in the good faith judgment of Jackson to proceed with the Merger; such approvals shall be in effect and no proceedings shall have been instituted or threatened with respect thereto; all applicable waiting periods with respect to such approvals shall have expired, and all conditions and requirements prescribed by law or otherwise imposed in connection with the Regulatory Approvals shall have been satisfied.

          (c) Stockholder Approval. Highland shall have furnished Jackson with a certified copy of resolutions duly adopted by the holders of a majority of the outstanding shares of Highland Common Stock entitled to vote thereon approving this Agreement, the Merger, and the transactions contemplated hereby; and such resolutions shall be in full force and effect and shall not have been modified, rescinded or annulled.

          (d) No Injunction. There shall not be pending any temporary restraining order, preliminary or permanent injunction, or other order or decree of a court or other Governmental Authority of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated hereby, nor shall any Governmental Authority have commenced or threatened any proceedings to issue or obtain any such temporary restraining order, preliminary or permanent injunction, order or decree. No law, rule or regulation shall have been adopted by any Governmental Authority having jurisdiction over Highland, Jackson or any of their respective subsidiaries challenging or seeking to restrain, materially limit or prohibit the consummation of the transactions contemplated hereby or the ownership by Jackson of Highland and its Subsidiaries.

          (e) Jackson shall have received an opinion of Manatt, Phelps & Phillips, LLP, counsel to Highland, dated the Closing Date to the effect specified in Schedule 1 hereto. In rendering such opinion, such counsel may rely upon certificates of public officers, as to matters governed by the laws of jurisdictions other than California or the federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to Jackson, and, as to matters of fact, upon certificates of Highland and officers of Highland and its Subsidiaries, copies of which opinions and certificates shall be contemporaneously delivered to Jackson.

          (f) No Resolution Amendments. Neither the Board of Directors of Highland nor any committee thereof shall have amended or modified the resolutions referred to in Section 3.22 hereof or shall have adopted any resolutions inconsistent with such resolutions.

          (g) Consents Under Agreements. Highland shall have obtained the consent or approval (other than pursuant to the Regulatory Approvals) of each person whose consent or approval is required in order to permit the succession of the Surviving Corporation, or any of its Affiliates, pursuant to the Merger to any obligation, right or interest of Highland or its Subsidiaries under any loan, credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except to such extent as would not reasonably be expected to have a Material Adverse Effect. All such consents and approvals currently known to be required to be obtained pursuant to this Section 6.2(g) are listed in the Highland Schedule.

          (h) Good Standing and Tax Certificates.   Highland shall have
delivered (i) a certificate dated not more than ten days prior to the Closing Date from the appropriate Governmental Authorities to the effect that each of Highland and its Subsidiaries is in good standing under the jurisdiction of its incorporation or organization, (ii) a certificate dated not more than ten days prior to the Closing Date from the appropriate Governmental Authorities to the effect that Highland is qualified to do business in the States of Delaware and California, and (iii) a certificate dated not more than ten days prior to the Closing Date from the department of taxation of (A) the respective states of incorporation or organization of each of Highland and the Subsidiaries of Highland

Federal and (B) Delaware and California, as to the tax status of each of Highland and its Subsidiaries in such state.

          (i) Resignation of Certain Directors.   Highland shall have delivered
the resignations of all directors of Highland and of each Subsidiary of Highland, which resignations shall be effective as of the Effective Time.

          (j) Dissenting Stock. Holders of no more than 5% of the outstanding shares of Highland Common Stock shall have given notice requesting that their shares of Highland Common Stock be treated as Dissenting Stock.

          (k) Employment Agreement.  Each of the individuals listed in Section
5.7 of the Highland Schedule shall have entered into an employment agreement with Jackson.



                               VII.  TERMINATION

     7.1 Termination. This Agreement and the obligations of the parties hereunder may be terminated:

          (a) By mutual written consent of the parties at any time whether or not this Agreement has theretofore been approved by their respective stockholders of Highland;

          (b) By either party commencing one business day following the failure of the stockholders of Highland to approve the Merger by the majority required by law at a meeting of Highland stockholders duly called, noticed and held for the purpose of voting upon the Merger, including any adjournment or postponement thereof;

          (c) By either party after the expiration of 30 days after the OTS or any other Governmental Authority having jurisdiction over any of the transactions set forth herein, in writing denies or refuses to grant any approval, consent, qualification or ruling required to be obtained under applicable law in order to consummate the Merger, unless prior to the expiration of such 30-day period Jackson elects to appeal such denial or refusal or to petition for reconsideration thereof, in which case such 30-day period shall not be deemed to have run while such appeal or petition for reconsideration is being actively pursued by Jackson; provided, that during the 30-day period following any such denial or refusal, the parties shall consult in good faith as to whether any such appeal or petition for reconsideration should be pursued;

          (d) By Jackson, immediately upon the expiration of 30 days from the date that Jackson has given notice to Highland of Highland's material misrepresentation in respect of, or material breach of, any warranty, representation or agreement herein, unless such misrepresentation or breach has been fully and completely corrected or cured prior to the expiration of such 30-day period; provided that any such breach or failure would entitle Jackson not to consummate the Merger pursuant to Section 6.2(a);

          (e) By Highland immediately upon the expiration of 30 days from the date that Highland has given notice to Jackson of Jackson's material misrepresentation in respect of, or material breach of, any warranty, representation or agreement contained herein, unless such misrepresentation, breach or failure has been fully and completely corrected or cured prior to the expiration of such 30-day period; provided that any such breach or failure would entitle Highland not to consummate the Merger pursuant to Section 6.1(a);

          (f) By a party hereto that is not in default hereunder, if the Closing has not occurred on or before January 5, 2001, (the "Termination Date");

          (g) By Jackson if the Board of Directors of Highland shall have failed to recommend adoption of this Agreement and approval of the Merger to the stockholders of Highland or withdraws, modifies or changes in any manner adverse to Jackson, its recommendation to the stockholders of Highland to approve the Merger referred to in Section 5.2; or

          (h) By Highland, and without the need to call and convene the meeting of stockholders otherwise required pursuant to Section 5.2(d), if Highland (i) is presented with and notifies Jackson of any fully financed competing Acquisition Proposal made in cash by an acquiror which is financially sound,
(ii) provides Jackson, for a period of at least 5 business days from the date Jackson is so notified, an opportunity to increase the amount of the Merger Consideration, and (iii) immediately pays the $4 million fee payable to Jackson provided for in Section 7.2(b), in the event Jackson does not exercise, or notifies Highland that it will not exercise, its right to increase its offer to Highland.

     7.2  Effect of Termination.

          (a) Except as provided in Section 7.1(h) and 7.2(b), in the event of a termination under Section 7.1 hereof, this Agreement shall become void, and there shall be no liability on the part of either party or any of such party's directors, officers, employees or agents to the other party or such other party's stockholders; provided, that the obligations of Sections 5.2(b) (as it applies to the Confidentiality Agreement) and 8.9 hereof shall survive the termination of this Agreement; and provided, further, that a termination under
Section 7.1 hereof shall not relieve any party of any liability for any intentional breach of this Agreement or for any intentional misrepresentation hereunder or be deemed to constitute a waiver of any remedy available for such breach or misrepresentation. In such event the prevailing party shall be entitled to reasonable attorneys' fees and expenses in addition to any other damages to which it may otherwise be entitled under applicable law.

          (b) If (i) the Board of Directors of Highland shall have failed to recommend adoption of this Agreement and approval of the Merger to the stockholders of Highland, shall have withdrawn such recommendation or shall have modified or changed such recommendation in any manner adverse to Jackson, (ii) Highland shall be in material and willful breach of any of its covenants contained in this Agreement to such extent as would authorize Jackson to terminate this Agreement pursuant to Section 7.1(d), or (iii) the stockholders of Highland do not adopt this Agreement and approve the Merger, in each of the foregoing cases after any third party has made an Acquisition Proposal or has publicly announced its intention (whether or not conditional) to make an Acquisition Proposal, then Jackson may, if it elects to terminate this Agreement as provided in Section 7.1 based upon the occurrence of any of the foregoing, request and upon such request Highland shall promptly, and in any event not later than one day after such request, pay a fee of $4 million to Jackson in immediately available funds.



                             VIII.  MISCELLANEOUS

     8.1 Notices. Any notice or other communication required or permitted hereunder shall be made in writing and shall be delivered personally or sent by an overnight delivery or courier service, by certified or registered mail (postage prepaid), by telegraph or by facsimile transmission as follows:

          To Highland and to

          Highland Federal:      Highland Bancorp, Inc.
                                 601 Glenoaks Boulevard, Suite 200
                                 Burbank, California 91502
                                 Attn:  Stephen N. Rippe, President
                                 Facsimile: (818) 848-0063

          With a copy to:        Manatt, Phelps & Phillips, LLP
                                 11355 West Olympic Boulevard
                                 Los Angeles, California 90064
                                 Attn:  William T. Quicksilver, Esq.
                                 Facsimile:  (310)  312-4224

          To Jackson:            Jackson Federal Bank
                                 599 North E Street
                                 San Bernardino, California 92401
                                 Attn:  D. Tad Lowrey, Chairman and
                                 Chief Executive Officer
                                 Facsimile:  (909)  889-7858

          With copies to:        Jackson National Life Insurance company
                                 5901 Executive Drive
                                 Lansing, Michigan 48911
                                 Attn:  General Counsel
                                 Facsimile:  (517) 394-6432

                                 Mayer, Brown & Platt
                                 350 South Grand Avenue, Suite 2500
                                 Los Angeles, California 90071
                                 Attn:  James R. Walther, Esq.
                                 Facsimile:  (213)  625-0248

Such notice or other communication shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission, or, if sent by overnight delivery or courier service, the day after sent from within the United States, or if mailed, four days after the date of deposit in the United States mails.

     8.2 Governing Law. This Agreement and the legal relations between the parties shall, except to the extent otherwise required by applicable federal law, be governed by and construed in accordance with the internal laws of the State of Delaware, without taking into account provisions regarding choice of law.

     8.3 Entire Agreement. The parties intend that the terms of this Agreement shall be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement, except as provided below. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement. This Agreement, including all schedules and exhibits hereto, and the Confidentiality Agreement constitute the entire agreement between the parties and supersede all prior negotiations, undertakings, representations and agreements, if any, of the parties hereto and thereto.

     8.4 Amendments and Waivers. This Agreement may be amended by the parties hereto at any time before or after approval hereof by the stockholders of Highland and Jackson, but, after any such approval, no amendment shall be made which by law requires approval of the stockholders of Highland, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, any party may waive compliance by any other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

     8.5 Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

     8.6 Counterparts. This Agreement may be executed in counterparts each of which shall constitute one and the same instrument.

     8.7 Interpretation of Agreement. The article, section and other headings used in this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement. Reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The term "person" shall include any individual, partnership, joint venture, corporation, trust or unincorporated organization, any other business entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, such word shall be deemed followed by the words "without limitation," whether or not so stated.

     8.8 Survival of Representations, Warrants and Covenants. None of the representations, warranties and covenants of the parties contained in this Agreement or in any instrument of transfer or other document delivered in connection with the transactions contemplated by this Agreement shall survive the Closing, and neither party, nor any of its directors, officers, employees or stockholders shall be under any liability whatsoever with respect to such representations, warranties, conditions and covenants, other than covenants which by their terms continue after the Effective Time.

     8.9 Expenses. Subject to Section 7.2 hereof, the parties hereto agree that fees and out-of-pocket expenses incurred by the parties in connection with the transactions contemplated by this Agreement shall be paid as follows:

          (a) Fees and disbursements of counsel, consultants and accountants shall be paid by the party employing such person.

          (b) Highland shall bear the expenses incurred in connection with obtaining approval of the transactions contemplated hereby by its stockholders, including the expense of preparing and distributing the Proxy Statement and all proxy solicitation costs.

          (c) All other fees and out-of-pocket expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expenses.

          (d) For purposes of this Section 8.9, the terms "costs, fees and expenses" do not include damages that may otherwise be recoverable by any party as a result of the breach of this Agreement by any other party.

          (e) The broker's and finder's fees referenced in Section 3.18 and Highland's legal counsel fees referenced in Section 8.9(a) shall be no greater than $1,200,000. If, however, such broker's, finder's and legal fees are greater than $1,200,000, then the per share amount of the Merger Consideration and the per share amount paid in cancellation of each Option pursuant to Section 5.1(a) shall each be reduced by an amount equal to the quotient derived by dividing (A) the amount by which the aggregate of the broker's, finder's and legal fees referred to in Section 8.9(a) exceeds $1,200,000 by (B) an amount equal to the sum of the total number of shares of Highland Common Stock outstanding immediately prior to the Effective Time plus the aggregate number of shares of Highland Common Stock that are subject to Options that are to be canceled pursuant to Section 1.5(a) (assuming for purposes of this calculation that the payments made in cancellation of Options pursuant to Section 5(a) are made immediately prior to the Effective Time).

     8.10  Definitions.

          (a) The term "affiliate" shall mean a person or entity that directly, or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with the person specified.

          (b) The term "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, operations, property or financial condition of Highland and its Subsidiaries taken as a whole or Jackson and its subsidiaries taken as a whole, or the Surviving Corporation and its subsidiaries taken as a whole, as the case may be, or (b) the ability of Highland or any of its Subsidiaries or Jackson or any of its subsidiaries, as the case may be, to perform its obligations and consummate the transactions under this Agreement.

          (c) The term "subsidiary" shall mean, when used in reference to an entity, any corporation or other legal entity (including, for this purpose, partnerships), a majority of the outstanding voting securities of or equity interest in which are owned directly or indirectly by such entity. Ownership solely pursuant to fiduciary trust or similar arrangements shall not constitute ownership of stock for purposes of this definition.

          (d) Reference to the "knowledge" or "best knowledge" of Highland herein shall mean facts and other information which any of Stephen N. Rippe, Garry Warren, Ellen Geiger, Kelly Andrews, Steve Cooper, Richard Smith, Gary Terrazas, and Jeff Gollins, all officers of Highland or its Subsidiaries, knows or should know as a result of the performance by any such officer of his or her duties as an officer of Highland or its Subsidiaries and includes such diligent inquiry as is reasonable under the circumstances.

     8.11 Attorneys' Fees. If any legal action is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement the prevailing parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in such action or proceeding in addition to any other relief to which it may be entitled.

     8.12 Publicity. The parties hereto will consult with each other with regard to the terms and substance of any press or news releases, announcements or other public statements with respect to the transactions contemplated hereby. To the extent practicable, each party shall provide the proposed text of any such press or news release, announcement or public statement to the other party prior to its publication and shall permit such other party a reasonable period to provide comments thereon.

     8.13 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party without the prior written consent of the other party.

     8.14 Further Action. The parties hereto each agree to execute and deliver such documents, certificates, agreements and other writings and to take such other actions as may be necessary or

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

desirable, and not inconsistent herewith, in order to consummate expeditiously the transactions contemplated by this Agreement.

     8.15 Third Parties. Except as expressly provided in this Agreement, (including, but not limited to, the rights set forth in Section 5.6 hereof) each party intends that this Agreement shall not benefit or create any right or cause of action in any person other than the parties to this Agreement.

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

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    JACKSON FEDERAL BANK


                                    By: /s/ D. TAD LOWREY
                                    ---------------------


                                    HIGHLAND BANCORP, INC.


                                    By: /s/ STEPHEN N. RIPPE
                                    ------------------------



                                    HIGHLAND FEDERAL BANK


                                    By: /s/ STEPHEN N. RIPPE
                                    ------------------------

                                       46